Exhibit 99.1

December 14, 2012

Dear Stockholder:

Previously, we communicated that the Board of Directors of Wells Timberland REIT was working with independent, certified third parties to conduct an objective assessment of the estimated per-share value of the REIT's common stock. The Board used this information in its determination of the per-share value. As of September 30, 2012, the estimated per-share value of common stock for Wells Timberland REIT was $6.56. This estimated per-share value of common stock will be reflected in your fourth quarter statement.

The REIT's estimated per-share value reflects the impact of the housing downturn and capital markets disruption over the last four years. Additionally, the estimated per-share value has been adversely impacted by an allocation of timber sales revenues to fund carrying costs on the REIT's debt capital. This valuation represents a “snapshot” in time and will likely change over time as the portfolio continues to mature and timber prices fluctuate. It does not necessarily represent the amount you could expect to receive if the REIT were to list its shares or liquidate its assets, now or in the future.

Looking forward, we believe that through strategic forest management practices we have not only maintained but increased the percentage of higher-value timber that your timberland contains. This may contribute to the return on investment that the REIT will realize at a future harvest or sale. The REIT also continues to benefit from a 20-year supply contract with MeadWestvaco, a FORTUNE 500 paper manufacturing company. This contract allows us to sell a large wood volume at steady, predictable prices, which we believe will contribute to the long-term stability of the REIT. In fact, in 2011, the REIT supplied MeadWestvaco with 23% of the total wood consumed by the mill. Among other things, the mill's paper is used to produce packaging for The Coca-Cola Company and Nestlé.

Wells TIMO's Strong Commitment to the REIT
Since our original purchase of the timberland property in October 2007, our advisor, Wells Timberland Management Organization (Wells TIMO), has continued to affirm its strong commitment to the REIT, including two voluntary initiatives designed to maximize stockholder value.

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In January 2012, Wells TIMO voluntarily elected to waive over $27 million in advisory fees and reimbursements owed by the REIT, which eliminated all of Wells TIMO's profits from inception to December 2011 and had a corresponding positive impact on the REIT's stockholder value.

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In addition, Wells TIMO, through its parent company Wells Real Estate Funds (Wells REF), continues to provide $37 million of low-cost capital to the REIT in the form of preferred equity issued between 2007 and 2009. This equity currently accrues dividends at a below-market annual rate of just 1%. Wells REF has not received payment of these dividends in order to allow the capital to remain in the business. This is consistent with the REIT's decision to retain capital by forgoing cash dividends to common stockholders. Based upon the independent third-party valuation, the estimated financial benefit to the REIT of this low-cost capital from September 30, 2012, until the contemplated REIT liquidity event in 2018 is estimated to be in excess of $9 million.

(Continued on reverse)

Please visit www.WellsTimberland.com/Q4update to view Leo Wells' video update on Wells Timberland REIT.

P.O. Box 219073 • Kansas City, MO 64121-9073 • 800-557-4830 • www.WellsTimberland.com

Together these two initiatives represent over $36 million that directly benefit the REIT and its stockholders, and are visible, significant examples of Wells TIMO's long-term commitment to the REIT and its stockholders.

Acquisition of Additional Timberland and New Credit Agreement
In September, the REIT acquired approximately 30,000 acres of timberland. Previously, the REIT held long-term leasehold interests in the property, meaning the REIT owned rights to harvest the trees but did not own the land. This purchase provides the REIT with additional flexibility in managing its timberland.

The REIT also entered into a credit agreement with a syndicate of banks led by CoBank, ACB, for a $133 million term loan and a $15 million revolving credit facility. Proceeds were primarily used to pay off the remaining principal balance of the existing loan and partially fund the timberland acquisition discussed above. This refinancing is significant, as it provides a lower cost of borrowing while extending the loan maturity to 2018. Importantly, we believe it also demonstrates our lenders' confidence in the long-term future health of the REIT.

If you have any questions about your Wells Timberland investment, please call one of our Client Services Specialists. They are available weekdays at 800-557-4830 or via email at client.services@wellsref.com.

Sincerely,

Leo F. Wells III
President and Chairman of the Board
Wells Timberland REIT, Inc.

cc: Financial Representative

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws, and Wells Timberland REIT intends that such forward-looking statements be subject to the safe-harbor provisions. All forward-looking statements are qualified in their entirety by this cautionary statement. Such statements generally can be identified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” “expect,” or other similar words. Legislative, economic, and financial factors could cause actual results to vary materially from those expressed in the forward-looking statements.

0459-TMLTRI1210

P.O. Box 219073 • Kansas City, MO 64121-9073 • 800-557-4830 • www.WellsTimberland.com